Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI
4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 08-18
For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer Phone: (337) 896-6664

OMNI REPORTS MINIMAL GUSTAV IMPACT

CARENCRO, LA – September 8, 2008 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) reported today that it sustained “very minimal” damage from Hurricane Gustav at its Fourchon, Venice, Morgan City, and Belle Chase facilities in southern Louisiana.

The Company said its Texas, Utah, and Wyoming facilities were unaffected by the storm, which hit the Louisiana Gulf Coast as a Category 2 hurricane on Monday, Sept. 1, 2008.

Brian J. Recatto, President and Chief Executive Officer of OMNI, stated, “We were fortunate that the impact of Gustav to OMNI was minimal and we are extremely pleased that none of our people were injured and none of our locations sustained significant property damage. We expect land-based drilling and production to return to normal levels of activity in southern Louisiana next week. Our main goal is to get our crews back for deployment as soon as our customers allow. Our offshore businesses may be impacted for an additional period of time but we plan to diligently seek opportunities to support cleanup activities until drilling and production offshore resume.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating in the Gulf of Mexico as well as the prolific oil and gas producing regions of the continental United States of America. OMNI provides its services through five business segments: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Fluid and Transportation Services and Other Services.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the timely conversion of seismic drilling backlog into revenue, the acceptance and use of our expanded environmental cleaning services, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the ultimate outcome of pending litigation, the continued growth of our environmental services and rental equipment business units, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

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